Exhibit 9

January 30, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements on included in the “Item 6. Other Information” section of the Annual Report on Form 1-K of RoyaltyTraders LLC (the “Company”) to be filed with the Securities and Exchange Commission on or about January 30, 2026, related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the “Item 6. Other Information” section of the Company’s Annual Report on Form 1-K.

Respectively submitted,

/s/ Armanino LLP

Armanino LLP
St. Louis, Missouri